Exhibit 99.1

Harrow Provides Fourth Quarter and Year-End 2024 Unaudited Preliminary Financial Results and 2025 Revenue Guidance

Company Expects to Provide Revised Dates for Release of Audited Financial Results, Conference Call, and Letter to Stockholders

NASHVILLE, Tenn., March 17, 2025 – Harrow (Nasdaq: HROW), a leading North American eyecare pharmaceutical company, today announced unaudited preliminary financial results for the fourth quarter and year ended December 31, 2024, as well as revenue guidance for 2025. Although Harrow was initially scheduled to release its audited financial results today, the Company’s new independent auditor requires additional time to audit Harrow’s financial presentation. As a result, Harrow is delaying its earnings release, conference call and Annual Report on Form 10-K filing. The change in the date of the filing of the Form 10-K is not related to any disagreements on accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

In conjunction with today’s announcement, Harrow is providing the following unaudited preliminary financial results for the fourth quarter and year ended December 31, 2024:

	For the Three Months Ended December 31, 2024	For the Year Ended December 31, 2024
Revenues	$65 - $67 million	$198 - $200 million
Net Income (Loss)	$5 - $7 million	$(17) - $(19) million
Adjusted EBITDA (a non-GAAP measure)	$21 - $23 million	$39 - $41 million

Adjusted EBITDA

The Company defines Adjusted EBITDA as net income (loss), excluding the effects of stock-based compensation and expenses, impairment of intangible assets, interest, taxes, depreciation, amortization, investment loss, net, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net income (loss). Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net loss as a measure of operating performance or to net cash provided by (used in) operating, investing, or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most comparable GAAP measure, net income (loss), for the three months and year ended December 31, 2024:

	For the Three Months Ended December 31, 2024	For the Year Ended December 31, 2024
GAAP net income (loss) range	$5,000,000 - $7,000,000	$(17,000,000) - $(19,000,000)
Stock-based compensation and expenses	4,794,000	17,619,000
Impairment of intangible assets	253,000	253,000
Interest expense, net	6,375,000	22,786,000
Income tax (benefit) expense	(514,000)	161,000
Depreciation	468,000	1,850,000
Amortization of intangible assets	4,075,000	11,783,000
Investment loss, net	-	3,171,000
Other expense, net	261,000	185,000
Adjusted EBITDA range	$20,712,000 - $22,712,000	$38,808,000 - $40,808,000

These preliminary results remain subject to the completion of the financial closing procedures and the final review by Harrow’s independent auditors. Accordingly, actual results may differ from these preliminary results.

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HROW Provides Unaudited Fourth Quarter and Year-End 2024 Preliminary Financial Results

March 17, 2025

Commenting on the announcement, Mark L. Baum, Chairman and Chief Executive Officer of Harrow, stated, “We were certainly looking forward to reporting our record financial performance for the fourth quarter and full year and to sharing details on the quarter with our stockholders, including that, as promised, we successfully met the annual leverage ratio term under our senior secured loan agreement, thereby avoiding the issuance of warrants to our lenders. However, we respect our auditors’ request for additional time to complete the audit process, as we remain fully committed to comprehensive, accurate, and transparent financial reporting.

“In addition, and in line with Harrow’s historical approach to providing directional financial guidance, I want to provide 2025 revenue guidance of ‘over $280 million,’ noting that our higher-margin branded business is expected to drive most of our growth this year. I look forward to filing our Form 10-K, posting our Letter to Stockholders and corporate presentation, and, of course, discussing our results on a conference call, which we intend to schedule soon.”

About Harrow

Harrow, Inc. (Nasdaq: HROW) is a leading eyecare pharmaceutical company engaged in the discovery, development, and commercialization of innovative ophthalmic pharmaceutical products for the North American market. Harrow helps eyecare professionals preserve the gift of sight by making its portfolio of pharmaceutical products accessible and affordable to millions of patients each year. For more information about Harrow, please visit harrow.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward-looking statements.” Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include, among others, risks related to: our ability and the ability of our independent auditors to complete the audit of our financial statements and all related work; liquidity or results of operations; our ability to successfully implement our business plan, develop and commercialize our products, product candidates and proprietary formulations in a timely manner or at all, identify and acquire additional products, manage our pharmacy operations, service our debt, obtain financing necessary to operate our business, recruit and retain qualified personnel, manage any growth we may experience and successfully realize the benefits of our previous acquisitions and any other acquisitions and collaborative arrangements we may pursue; competition from pharmaceutical companies, outsourcing facilities and pharmacies; general economic and business conditions, including inflation and supply chain challenges; regulatory and legal risks and uncertainties related to our pharmacy operations and the pharmacy and pharmaceutical business in general; physician interest in and market acceptance of our current and any future formulations and compounding pharmacies generally. These and additional risks and uncertainties are more fully described in Harrow’s filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2023, subsequent Quarterly Reports on Form 10-Q, and other filings with the SEC. Such documents may be read free of charge on the SEC’s web site at sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, Harrow undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact:

Jamie Webb

Director of Communications and Investor Relations

jwebb@harrowinc.com

615-733-4737

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